Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

Handy & Harman Ltd.
White Plains, New York

We consent to the incorporation by reference in this registration statement on Form S-3 of Handy & Harman Ltd. of our report dated January 14, 2015, relating to our audit of the consolidated financial statements of JPS Industries, Inc. as of and for the years ended November 1, 2014 and November 2, 2013, which is included in the Current Report on Form 8-K/A filed by Handy & Harman Ltd on September 3, 2015. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ Elliot Davis Decosimo, LLC
Greenville, South Carolina
September 30, 2015